Exhibit 99.1

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports Record Revenues and Positive Cash Flow in Q4 2003

2003 Revenues up 29% Year over Year to $43.0 Million

Reduces Pro Forma Loss per Share to $0.01 in Q4 2003

LEXINGTON, Mass. (January 28, 2004) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of application software and services for real-time enterprise conferencing and collaboration, today announced results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter 2003 Results

Revenues for the fourth quarter were a record $11.9 million, up 28 percent from $9.3 million in the fourth quarter of 2002, and up 7 percent from $11.1 million in the third quarter of 2003. Software license revenue in the fourth quarter, representing 50 percent of total revenues in the quarter, was $5.9 million, a 31 percent increase over the fourth quarter of 2002 and a 9 percent increase over the third quarter of 2003. Software services revenue, which is composed of revenues from software delivered on an application service provider (ASP) basis and from hosting services, was $2.2 million for the fourth quarter, or 18 percent of total revenues, a 42 percent increase over the same period last year. Professional services revenue, including maintenance and support, and consulting and education, was $3.8 million in the fourth quarter, or 32 percent of total revenues, up 16 percent over the fourth quarter of 2002.

GAAP net loss for the fourth quarter was $1.0 million, or $0.04 per share, compared with a GAAP net loss of $8.9 million, or $0.34 per share, reported for the fourth quarter a year ago. Gross margin percentage improved by 380 basis points to 83.4 percent for the fourth quarter of 2003. This compares with a gross margin percentage of 79.6 percent for the fourth quarter of 2002.

Pro forma net loss for the fourth quarter of 2003, excluding costs related to the amortization of acquired developed technology of $175,000, stock compensation charges of $64,000 and severance charges of $661,000, was $139,000, or $0.01 per share. This compares with a pro forma net loss of $2.7 million, or $0.10 per share for the fourth quarter of 2002, excluding costs of $175,000 related to the amortization of acquired developed technology, $172,000 for stock compensation charges and $5.9 million for the impairment of goodwill.

A table reconciling non-GAAP (pro forma) financial results to the most directly comparable GAAP results is included in the attachments to this press release.

Centra’s cash, cash equivalents, and short-term investments totaled $34.8 million, as of December 31, 2003, an increase of $873,000 compared with the end of the previous quarter of $33.9 million. The Company’s days sales outstanding (DSO) was 59 days at the end of the year, which is the same as the end of the previous quarter.

2003 Results

Net revenue for 2003 was a record $43.0 million, up 29 percent from $33.4 million reported in 2002. GAAP net loss for 2003 was $7.9 million, or $0.30 per share. This compares with a GAAP net loss of $22.5 million, or $0.88 per share in 2002.

Pro forma net loss for 2003 was $5.4 million, or $0.20 per share, which excludes costs related to the amortization of acquired developed technology, stock compensation charges and severance charges totaling $2.5 million. This compares with a pro forma net loss of $13.5 million, or $0.53 per share in 2002, which excludes costs related to the amortization of acquired developed technology, stock compensation charges, restructuring charges, terminated merger-related transaction costs and the write-off of goodwill due to impairment, totaling $9.0 million.

CEO Comments

“We are very pleased with our fourth-quarter performance,” said Paul R. Gudonis, Centra’s President and CEO. “Despite continuing challenges in the technology sales environment, we were able to increase our quarterly revenues to record highs. We made solid progress throughout the year, becoming cash flow positive in the fourth quarter, delivering on key initiatives, including the launch of Centra 7, and streamlining our internal operations.

“We enter 2004 with strong customer momentum, leading-edge products and encouraging economic and IT spending forecasts. To continue to capitalize on these trends and further strengthen our position as the leading provider of specialized, value-added collaboration applications for Global 5000 companies, we will be investing in additional resources to expand our sales channels and enhance our marketing activities. Our operating goals for this year are to increase the size of our customer base in our target markets, broaden our relationships with existing customer accounts, and increase market awareness of our products. These investments will result in additional sales and marketing expenses of approximately $2 million per quarter in 2004. We believe that executing on this strategy will enable us to achieve continued revenue growth in the range of 25 to 30 percent for the year and to reach profitability during 2004, thereby establishing a platform for long-term growth, sustainable profitability and increased value for our shareholders.”

Fourth Quarter Highlights

•	Centra added new customers in the fourth quarter, including Weyerhauser, Epiphany, Tennessee Farmers Insurance and AMP, the second largest financial institution in Australia. The Company also expanded sales to its installed customer base with additional contracts at Aventis Pharmaceutical, Pfizer and Underwriters Laboratories as customers continue to expand their Centra deployments globally.

•	Centra continued to expand its worldwide distribution channel and add new customers in international markets. In the fourth quarter, Centra signed Kingdee International Software Group in China, Banca Italia in Italy and GIRA in Germany.

•	Centra forged joint integration and marketing partnerships with world-leading conferencing product, services and solution providers. IVCi began to sell Centra’s Web conferencing solutions as part of its IntelliNet MCS capabilities. ClearOne Communications Inc. is developing with Centra a suite of conferencing products for group and desktop environments that delivers seamless integration of voice, video and collaboration technologies.

•	Centra announced two key additions to its executive leadership team to help the company drive its product strategy and sales growth. James L. Freeze joined Centra as Chief Marketing Officer and Richard D. Cramer assumed the role of Senior Vice President of Worldwide Sales.

Fourth Quarter Conference Call

In conjunction with this release, Centra will host a conference call on Thursday, January 29, 2004 at 10:00 a.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Leading with a proven track record of helping over 1,200 organizations increase revenue and improve business performance, Centra offers enterprise application software that enables organizations to deliver real-time conferencing, collaboration and learning across the extended enterprise. Centra offers solutions that deliver enhanced integration of real-time collaboration capabilities with departmental business processes, such as sales readiness, online customer marketing, and virtual teamwork. Available in 14 languages, Centra applications can be deployed as on-site software or through our ASP service and are supported by an active ecosystem of value-added partners, including Microsoft, Oracle, Siebel, Deloitte Consulting, EDS and Cisco. Organizations across every major industry and market sector choose Centra, including Cadbury Schweppes, McKesson, Sysco, Viacom and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform and the Company’s other current and future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the three months ended September 30, 2003, which are available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark, and Centra 7 is a trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

(Tables to Follow)

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2002	December 31, 2003
Assets
Current assets
Cash, cash equivalents and short-term investments	$38,244	$34,776
Restricted cash	100	—
Accounts receivable, net	7,114	7,832
Prepaid expenses and other current assets	1,576	979

Total current assets	47,034	43,587

Property and equipment, net	2,923	1,664

Restricted cash	433	433
Other assets	101	111
Intangible assets, net	933	233

Total assets	$51,424	$46,028

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$2,001	$1,711
Accounts payable	846	904
Accrued expenses	5,805	6,220
Deferred revenue	10,255	12,340

Total current liabilities	18,907	21,175
Long-term debt, net of current maturities	2,027	528

Total stockholders’ equity	30,490	24,325

Total liabilities and stockholders’ equity	$51,424	$46,028

CENTRA SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended December 31, 2002 and 2003

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Revenues
License	$4,508	$5,918	$15,967	$20,342
Software services	1,541	2,186	5,478	8,235
Maintenance and professional services	3,239	3,753	11,955	14,464

Total revenues	9,288	11,857	33,400	43,041

Cost of revenues
License	124	155	434	581
Amortization of acquired developed technology (1)	175	175	700	700
Software services	557	585	2,249	2,290
Maintenance and professional services	1,040	1,048	4,119	4,218

Total cost of revenues	1,896	1,963	7,502	7,789

Gross profit	7,392	9,894	25,898	35,252

Operating expenses
Sales and marketing	5,403	5,461	20,662	21,485
Product development	2,949	2,739	11,989	11,458
General and administrative	1,935	2,059	7,843	8,650
Stock compensation charges (1)	172	64	752	677
Restructuring and severance charges (1)	—	661	439	1,155
Merger transaction costs (1)	—	—	1,238	—
Impairment of goodwill (1)	5,885	—	5,885	—

Total operating expenses	16,344	10,984	48,808	43,425

Operating loss	(8,952)	(1,090)	(22,910)	(8,173)

Other income, net	60	51	440	262
Net loss	$(8,892)	$(1,039)	$(22,470)	$(7,911)

Basic and diluted net loss per share	$(0.34)	$(0.04)	$(0.88)	$(0.30)

Weighted average shares outstanding
Basic and diluted	25,866	26,880	25,601	26,502
Pro forma net loss (1), (2)	$(2,660)	$(139)	$(13,456)	$(5,379)

Pro forma net loss per share	$(0.10)	$(0.01)	$(0.53)	$(0.20)

Weighted average shares outstanding
Basic and diluted (3)	25,866	26,880	25,601	26,502

(1)	The pro forma net loss excludes amortization of acquired developed technology, stock compensation charges, restructuring and severance charges, merger transaction costs and impairment of goodwill for the amounts as reported above.
(2)	Reconciliation between net loss and pro forma net loss is attached.
(3)	Weighted average shares used in calculating the pro forma net loss per share.

CENTRA SOFTWARE, INC.

RECONCILIATION OF PRO FORMA RESULTS

For the Three and Twelve Months Ended December 31, 2002 and 2003

(Amounts in thousands, except per share data)

(Unaudited)

To arrive at the pro forma figures set forth in Centra’s report of 2003 fourth-quarter results and in the Consolidated Statements of Operations, Centra excluded certain non-cash items, non-recurring expenses and non-operating expenses, as described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Net loss	$(8,892)	$(1,039)	$(22,470)	$(7,911)
Add back:
Amortization of acquired developed technology	175	175	700	700
Stock compensation charges	172	64	752	677
Restructuring and severance charges	—	661	439	1,155
Merger transaction costs	—	—	1,238	—
Impairment of goodwill	5,885	—	5,885	—

Total adjustments	6,232	900	9,014	2,532

Pro forma net loss	$(2,660)	$(139)	$(13,456)	$(5,379)

Pro forma net loss per share	$(0.10)	$(0.01)	$(0.53)	$(0.20)

Weighted average shares outstanding
Basic and diluted	25,866	26,880	25,601	26,502